EXHIBIT (d)(30)

SARP COMMODITY SUBSIDIARY, LTD.

INVESTMENT ADVISORY AGREEMENT

AGREEMENT made this 1st day of August, 2018 between SARP Commodity Subsidiary, Ltd., a Cayman Islands exempted company (the “Fund”) and Eaton Vance Management, a Massachusetts business trust (“Eaton Vance”).

WHEREAS, the Fund has been organized as a wholly owned subsidiary of Parametric Research Affiliates Systematic Alternative Risk Premia Fund (“Parent Company”), a series of Eaton Vance Growth Trust in order to effect certain investments on behalf of the Parent Company consistent with the Parent Company’s investment objective and policies specified in its prospectus and statement of additional information (as may be amended from time to time) (“Prospectus”); and

WHEREAS, the Fund is authorized to issue shares of the Fund; and

WHEREAS, Eaton Vance is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”); and

WHEREAS, Eaton Vance is relying on Commodity Futures Trading Commission rule 4.13(a)(4). Thus, with respect to its provision of commodity trading advice to the Fund, Eaton Vance is exempt from the requirements applicable to a commodity trading advisor; and

WHEREAS, the Fund wishes to retain Eaton Vance to render investment advisory services to the Fund, and Eaton Vance is willing to furnish such services to the Fund.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the Fund and Eaton Vance as follows:

1.       Duties of Eaton Vance. The Fund hereby employs Eaton Vance to act as investment adviser for and to manage the investment and reinvestment of the assets of the Fund and to administer the Fund’s affairs, subject to the supervision of the Directors of the Fund, for the period and on the terms set forth in this Agreement.

Eaton Vance hereby accepts such employment, and undertakes to afford to the Fund the advice and assistance of Eaton Vance’s organization in the choice of investments, in the purchase and sale of securities and to furnish for the use of the Fund office space and all necessary office facilities, equipment and personnel for servicing the investments of the Fund and for administering its affairs and to pay the salaries and fees of all officers and Directors of the Fund who are members of Eaton Vance’s organization and all personnel of Eaton Vance performing services relating to research and investment activities. Eaton Vance shall provide or procure administrative services for the Fund and coordinate the activities of, and act as liaison with, each party providing legal, audit, tax, administrative, custodian and/or other services to the Fund in accordance with the Articles and the agreement in respect of such service agreements. Eaton Vance shall for all purposes herein be deemed to be an independent contractor and shall, except as otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

Eaton Vance shall provide the Fund with such investment management and supervision as the Fund may from time to time consider necessary for the proper supervision of the Fund. As investment adviser to the Fund, Eaton Vance shall furnish continuously an investment program and shall determine from time to time what securities and other investments shall be acquired, disposed of or exchanged and what portion of the Fund’s assets shall be held uninvested, subject always to the applicable restrictions of the Memorandum and Articles of Association of the Fund and the Prospectus. Eaton Vance is authorized, in its discretion and without prior consultation with the Fund to buy, sell, and otherwise trade in any and all types of securities, derivatives, commodities and investment instruments on behalf of the Fund. Eaton Vance’s investment authority shall include the authority to purchase, sell, cover open positions, and generally to deal in financial futures contracts and options thereon in accordance with the Prospectus. Eaton Vance is further authorized to establish one or more wholly-owned offshore subsidiaries of the Parent Company, in addition to the Fund, through which it may conduct a significant portion of its commodities investing activities. Should the Director of the Fund at any time, however, make any specific determination as to investment policy for the Fund and notify Eaton Vance thereof in writing, Eaton Vance shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. Eaton Vance shall take, on behalf of the Fund, all actions which it deems necessary or desirable to implement the investment policies of the Fund.

Eaton Vance shall place all orders for the purchase or sale of portfolio securities for the account of the Fund either directly with the issuer or with brokers or dealers selected by Eaton Vance, and to that end Eaton Vance is authorized as the agent of the Fund to give instructions to the custodian of the Fund as to deliveries of securities and payments of cash for the account of the Fund. In connection with the selection of such brokers or dealers and the placing of such orders, Eaton Vance shall adhere to procedures adopted by the Directors of the Fund and the Trustees of the Parent Company. Eaton Vance is authorized on behalf of the Fund to enter into agreements and execute any documents required to make investments.

2.       Compensation of Eaton Vance. For its services, payments and facilities to be furnished hereunder, Eaton Vance shall be entitled to receive from the Fund fees based on the following schedule throughout each month:

Average Daily Net Assets for the Month	Annual Fee Rate*
Up to $500 million	0.800%
$500 million but less than $1 billion	0.775%
$1 billion but less than $2.5 billion	0.750%
$2.5 billion but less than $5 billion	0.730%
$5 billion and over	0.715%

* The advisory fee rate applicable to the Fund under this Agreement shall be determined based on the level of aggregate average daily net assets of Parametric Research Affiliates Structured Alternative Risk Premia Fund, including its interest in this Fund.  The advisory fee payable by the Fund shall equal the product of (i) the fee rate determined in accordance with the previous sentence, and (ii) the average daily net assets of the Fund.

Such compensation shall be paid monthly in arrears on the last business day of each month. The Fund’s daily net assets shall be computed in accordance with Articles of the Fund and any applicable votes and determinations of the Board of Directors of the Fund. In case of initiation or termination of the Agreement during any month with respect to the Fund, the fee for that month shall be based on the number of calendar days during which it is in effect.

3.       Allocation of Charges and Expenses. Eaton Vance shall pay the entire salaries and fees of all of the Fund’s Directors and officers employed by Eaton Vance and who devote part or all of their time to the affairs of Eaton Vance, and the salaries and fees of such persons shall not be deemed to be

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expenses incurred by the Fund for purposes of this Section 3. Except as provided in the foregoing sentence, it is understood that the Fund will pay all expenses other than those expressly stated to be payable by Eaton Vance hereunder, which expenses payable by the Fund shall include, without implied limitation, (i) expenses of organizing and maintaining the Fund and continuing its existence, (ii) registration of the Fund , (iii) commissions, fees and other expenses connected with the acquisition, holding and disposition of securities and other investments, (iv) auditing, accounting and legal expenses, (v) taxes and interest, (vi) governmental fees, (vii) expenses of issue, sale and redemption of shares, (viii) expenses of registering and qualifying the Fund and its shares under applicable laws and of preparing organizational documents for such purposes , and fees and expenses of registering and maintaining registration of the Fund, (ix) expenses of reports and notices to shareholders and of meetings of shareholders and proxy solicitations therefor, (x) expenses of reports to governmental officers and commissions, (xi) insurance expenses, (xii) fees, expenses and disbursements of custodians and subcustodians for all services to the Fund (including without limitation safekeeping of funds, securities and other investments, keeping of books, accounts and records, and determination of net asset values), (xiii) fees, expenses and disbursements of transfer agents, administrators and registered officers for all services to the Fund, (xiv) expenses for servicing shareholder accounts, (xv) any direct charges to shareholders approved by the Directors of the Fund, (xvii) compensation and expenses of the Directors of the Fund who are not members of Eaton Vance’s organization and (xviii) such non-recurring items as may arise, including expenses incurred in connection with litigation, proceedings and claims and the obligation of the Fund to indemnify its Directors, officers and shareholders with respect thereto.

4.       Other Interests. It is understood that Directors and officers of the Fund and shareholders of the Fund are or may be or become interested in Eaton Vance as trustees, officers, employees, shareholders or otherwise and that trustees, officers, employees and shareholders of Eaton Vance are or may be or become similarly interested in the Fund, and that Eaton Vance may be or become interested in the Fund as a shareholder or otherwise. It is also understood that trustees, officers, employees and shareholders of Eaton Vance may be or become interested (as directors, trustees, officers, employees, shareholders or otherwise) in other companies or entities (including, without limitation, other investment companies) which Eaton Vance may organize, sponsor or acquire, or with which it may merge or consolidate, and which may include the words “Eaton Vance” or “Boston Management and Research” or any combination thereof as part of their name, and that Eaton Vance or its subsidiaries or affiliates may enter into advisory or management agreements or other contracts or relationships with such other companies or entities.

5.       Limitation of Liability of Eaton Vance. The services of Eaton Vance to the Fund are not to be deemed to be exclusive, Eaton Vance being free to render services to others and engage in other business activities. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of Eaton Vance, Eaton Vance shall not be subject to liability to the Fund, Parent Company or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses which may be sustained in the acquisition, holding or disposition of any security or other investment.

6.       Sub-Advisers and Sub-Administrators. Eaton Vance may employ one or more sub-advisers or sub-administrators from time to time to perform such of the acts and services of Eaton Vance including the selection of brokers or dealers or other persons to execute the Fund’s portfolio security transactions, and upon such terms and conditions as may be agreed upon between Eaton Vance and such sub-adviser or sub-administrator and approved by the Directors of the Fund and the Trustees of the Parent Company. The performance of each such sub-investment adviser or sub-administrator of its obligation under any such agreement shall be supervised by Eaton Vance. Further, Eaton Vance may, with Directors of the Fund and the Board of Trustees of the Parent Company and without the vote of any shareholder of the Fund or Parent Company, terminate any agreement with any sub-

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investment adviser or sub-administrator and/or enter into an agreement with one or more other sub-investment advisers or sub-administrators. In the event a sub-adviser or sub-administrator is employed, Eaton Vance retains the authority to immediately assume responsibility for any functions delegated to a sub-adviser or sub-administrator, subject to approval by the Board of Directors of the Fund and the Board of Trustees of the Parent Company and notice to the sub-adviser or sub-administrator.

7.       Duration and Termination of this Agreement. This Agreement shall become effective upon the date of its execution, and, unless terminated as herein provided, shall remain in full force and effect through and including the second anniversary of the execution of this Agreement and shall continue in full force and effect indefinitely thereafter, but only so long as such continuance after such second anniversary is specifically approved at least annually (i) by the Trustees of the Parent Company or by vote of a majority of the outstanding voting securities of the Parent Company and (ii) by the vote of a majority of those Trustees of the Parent Company who are not interested persons of Eaton Vance or the Parent Company cast in person at a meeting called for the purpose of voting on such approval.

Either party hereto may, at any time on sixty (60) days’ prior written notice to the other, terminate this Agreement without the payment of any penalty, by action of the Trustees of the Parent Company or the trustees of Eaton Vance, as the case may be, and the Fund may, at any time upon such written notice to Eaton Vance, terminate this Agreement by vote of a majority of the outstanding voting securities of the Parent Company. This Agreement shall terminate automatically in the event of its assignment.

8.       Amendments of the Agreement. This Agreement may be amended by a writing signed by both parties hereto, provided that no material amendment to this Agreement shall be effective until approved (i) by the vote of a majority of those Trustees of the Parent Company who are not interested persons of Eaton Vance or the Parent Company cast in person at a meeting called for the purpose of voting on such approval, and (ii) if required by the Investment Company Act of 1940, as amended, by vote of a majority of the outstanding voting securities of the Parent Company.

9.       Limitation of Liability. Eaton Vance hereby agrees that it shall have recourse to the Fund for payment of claims or obligations as between the Fund and Eaton Vance arising out of this Agreement and shall not seek satisfaction from the shareholders or any shareholder of the Fund.

10.       Use of the Name “Eaton Vance”. Eaton Vance hereby consents to the use by the Fund of the name “Eaton Vance” [and/or “Parametric”] as part of the Fund’s name; provided, however, that such consent shall be conditioned upon the employment of Eaton Vance or one of its affiliates as the investment adviser or administrator of the Fund. The name “Eaton Vance”, [“Parametric”] or any variation thereof may be used from time to time in other connections and for other purposes by Eaton Vance and its affiliates and other investment companies that have obtained consent to the use of the name “Eaton Vance” [and/or “Parametric”]. Eaton Vance shall have the right to require the Fund to cease using the name “Eaton Vance” [and/or “Parametric”] as part of the Fund’s name if the Fund ceases, for any reason, to employ Eaton Vance or one of its affiliates as the Fund’s investment adviser or administrator. Future names adopted by the Fund for itself, insofar as such names include identifying words requiring the consent of Eaton Vance, shall be the property of Eaton Vance and shall be subject to the same terms and conditions.

11.       Certain Definitions. The terms “assignment” and “interested persons” when used herein shall have the respective meanings specified in the Investment Company Act of 1940 as now in effect or as hereafter amended subject, however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order. The term “vote of a majority of the outstanding voting securities” shall mean the vote, at a meeting of shareholders, of the lesser of (a) 67

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per centum or more of the shares of the Parent Company present or represented by proxy at the meeting if the holders of more than 50 per centum of the shares of the Parent Company are present or represented by proxy at the meeting, or (b) more than 50 per centum of the shares of the Parent Company.

12.       Miscellaneous. (a) The term “Board of Directors” used herein refers to the members of the Board of Directors of the Fund as Directors of the Fund but not individually or personally, acting from time to time under the Articles. The obligations of the Fund entered into in the name of or on behalf thereof by any of the Directors, officers, representatives and agents of the Fund are made not individually, but in such capacities, and are not binding upon any of the Directors, shareholders, officers, representatives and agents of the Fund personally, but bind only the assets of the Fund, and all persons dealing with any shares of the Fund must look solely to the Fund’s assets for the enforcement of any claims against the Fund in accordance with the terms of the Articles and applicable law.

(b) This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof.

(c) The Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one Agreement, binding on all parties.

(d) This Agreement and the rights and obligations of the parties hereunder shall be governed by, and interpreted, construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws provisions thereof that would result in the application of the law of any other jurisdiction.

(e) If any provisions of this Agreement or the application thereof to any party or circumstances shall be determined by and court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstance, other than those as to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law to give effect to the intent of the parties hereunder.

(f) Notices of any kind to be to Eaton Vance or the Fund shall be in writing and shall be duly given if mailed or delivered to Eaton Vance or the Fund, as applicable, at such address or to such individual as shall be specified by Eaton Vance or the Fund, as applicable, from time to time.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

SARP COMMODITY SUBSIDIARY, LTD.

By: /s/ Maureen A. Gemma

Name: Maureen A. Gemma

Title: Director

EATON VANCE MANAGEMENT

By: /s/ Maureen A. Gemma

Name: Maureen A. Gemma

Title: Vice President